EX-FILING FEES

CALCULATION OF FILING FEE TABLES

F-3

BANK OF NOVA SCOTIA

Submission Type: 424B2

SEC File No. 333-261476

Final Prospectus: True

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $8,484,000. The prospectus is a final prospectus for the related offering.